Exhibit 99.2

FDA Accepts Chelsea Therapeutics’ Investigational New Drug

Application for Droxidopa

Registration Trials to Begin in Fourth Quarter 2007

Charlotte, NC, November 12, 2007 — Chelsea Therapeutics International, Ltd. (Nasdaq:CHTP) announced that the U.S. Food and Drug Administration (FDA) has accepted its Investigational New Drug (IND) application for Droxidopa, an orally active synthetic precursor of norepinephrine currently approved and marketed in Japan for the treatment of orthostatic hypotension. This IND acceptance will permit Chelsea to commence its pivotal Phase III clinical trials in neurogenic orthostatic hypotension (NOH).

“This IND enables Chelsea to move directly into the final stages of clinical development required for the U.S. approval of Droxidopa as a safe and effective treatment for NOH,” commented Dr. Simon Pedder, Chelsea’s President and Chief Executive Officer. “We are pleased to have met all the regulatory requirements necessary to initiate our pivotal trials in NOH and look forward to initiating enrollment later this year.”

Chelsea plans to conduct two pivotal trials in NOH (Studies 301 and 302) evaluating a combined total of up to 236 patients. Both pivotal efficacy trials will utilize an enrichment design where all potential participants are initially screened to demonstrate both a blood pressure and symptomatic improvement with Droxidopa prior to randomization to either placebo or active treatment. The primary endpoint for each trial will be a statistically significant improvement in symptomatic benefit between active and placebo, as defined by Item 1 (assessment of dizziness or light-headedness) of the Orthostatic Hypotension Symptom Assessment (OHSA) scale. The OHSA scale is a validated scale designed to rate symptoms occurring specifically as a result of low blood pressure and uses an 11-point scale (zero to 10), with more severe symptoms scoring higher. Additionally, given the nature and severity of the condition and the robust body of clinical data from outside of the U.S. supporting the safety, efficacy and first-dose effect of Droxidopa, both studies are planned to be approximately 4-6 weeks in duration.

Chelsea expects to activate approximately 30 North American sites and 20 European sites in each study to allow for broad participation from key opinion leaders while simultaneously expediting enrollment. It is anticipated that both pivotal studies (301 & 302) will be completed by year-end 2008, allowing for a new drug application (NDA) to be filed with the FDA early in 2009. Patients from Study 302 will also be eligible to enter a renewable three-month extension program (Study 303) to supplement existing safety data; however, results from study 303 are not required for NDA filing.

About Droxidopa and Symptomatic Neurogenic Orthostatic Hypotension (NOH)

Symptomatic NOH is a neurogenic disorder resulting from a deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart.

This deficiency results in decreased blood pressure when a person assumes a standing position and is characterized by lightheadedness, dizziness, blurred vision and syncope. Droxidopa, an orally active synthetic precursor of norepinephrine, increases the supply of norepinephrine available for delivery to its receptors to improve orthostatic blood pressure and alleviate symptoms of orthostatic hypotension.

Chelsea estimates that nearly 300,000 patients suffer from chronic symptomatic NOH in the U.S. and EU combined. In addition to creating significant health care costs, symptomatic NOH has a dramatic impact on the quality of patient life. Midodrine, currently the only FDA approved treatment for orthostatic hypotension, not only fails to treat the underlying cause of symptomatic NOH but is limited in its use by a pronounced side-effect profile and black box warning for supine hypertension. Given the chronic nature of symptomatic NOH and the proven safety and tolerability of Droxidopa, Chelsea expects that daily oral treatment with Droxidopa should provide a significant improvement in the long-term treatment of symptomatic NOH.

Droxidopa, developed by and licensed from Dainippon Sumitomo Pharma Co., Ltd. (DSP), initially received Japanese approval in 1989 for the treatment of frozen gait and dizziness on standing associated with Parkinson’s Disease and for the treatment of orthostatic hypotension, syncope or dizziness on standing associated with Shy-Drager syndrome and Familial Amyloidotic Polyneuropathy. In 2000, Droxidopa received expanded marketing approval to include prevention of vertigo, dizziness and weakness associated with orthostatic hypotension in hemodialysis patients.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is pursuing an Orphan Drug strategy for the development of Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy data, generating annual revenue of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856